Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On November 3, 2014, Cornerstone OnDemand, Inc., (the “Company”) completed its acquisition of Evolv Inc. (“Evolv”), pursuant to a certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 7, 2014 (the “Merger”). In connection with the Merger on November 3, 2014, the Company paid total consideration of approximately $43.4 million. The consideration of $43.4 million has been adjusted from the initial estimated purchase consideration of $42.5 million, reported in the Company's current report on Form 8-K dated October 7, 2014, due to certain working capital adjustments in accordance with the Merger Agreement upon closing. Additionally, the Company granted certain continuing employees of Evolv restricted stock units covering up to 200,000 shares of the Company’s common stock subject to future service requirements that will be accounted for as a post-acquisition compensation expense of the Company over the vesting period.
The Merger will be accounted for using the purchase method of accounting in conformity with Accounting Standards Codification (“ASC”) No. 805, Business Combinations, with intangible assets recorded in accordance with ASC No. 350, Intangibles-Goodwill and Other. The excess of the purchase price over the historical basis of the net assets to be acquired has been allocated in the accompanying pro forma condensed combined financial statements based on management’s best estimates of the fair values and certain assumptions that management believes are reasonable. The actual purchase price allocation will be subject to the completion of a valuation of the assets and the liabilities as of the date the Merger is finalized. Therefore, such allocation and the resulting effect on our consolidated financial statements may differ from the pro forma amounts included herein, and such differences may be material.
The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of the Company and Evolv after giving effect to the Merger, and applying the assumptions and adjustments described in the accompanying notes.
The unaudited pro forma condensed combined balance sheet as of September 30, 2014 gives effect to the Merger as if the Merger had occurred on September 30, 2014. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2014 and the twelve months ended December 31, 2013 give effect to the Merger as if the Merger had occurred on January 1, 2013.

CORNERSTONE ONDEMAND, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF SEPTEMBER 30, 2014
(in thousands)

	Cornerstone OnDemand, Inc.	Evolv Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$103,994	$327	$(39,925)	(a)	$64,396
Short-term investments	123,793	—	—		123,793
Accounts receivable, net	86,856	1,071	—		87,927
Deferred commissions	20,004	—	—		20,004
Prepaid expenses and other current assets	13,568	389	—		13,957
Total current assets	348,215	1,787	(39,925)		310,077
Capitalized software development costs, net	14,357	—	—		14,357
Property and equipment, net	20,428	85	—		20,513
Long-term investments	59,883	—	—		59,883
Intangible assets, net	3,019	53	26,131	(b)	29,203
Goodwill	8,193	—	17,356	(d)	25,549
Other assets, net	5,227	—	—		5,227
Total Assets	$459,322	$1,925	$3,562		$464,809
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable	$11,551	$509	$—		$12,060
Accrued expenses	22,377	871	4,188	(c)	27,436
Deferred revenue, current portion	148,057	1,510	(1,322)	(e)	148,245
Capital lease obligations, current portion	416	—	—		416
Debt, current portion	403	1,367	(1,367)	(f)	403
Other liabilities	2,258	—	—		2,258
Total current liabilities	185,062	4,257	1,499		190,818
Convertible notes, net	223,279	—	—		223,279
Other liabilities, non-current	4,036	—	—		4,036
Deferred revenue, net of current portion	5,410	978	(558)	(e)	5,830
Capital lease obligations, net of current portion	5	—	—		5
Debt, net of current portion	83	1,167	(1,167)	(f)	83
Preferred stock warrant liabilities	—	206	(206)	(h)	—
Total liabilities	417,875	6,608	(432)		424,051
Commitments and contingencies
Stockholders’ Equity:
Preferred stock		42,098	(42,098)	(g)	—
Common stock	5	4	(4)	(g)	5
Additional paid-in capital	324,638	1,492	(1,492)	(g)	324,638
Accumulated deficit	(283,200)	(48,277)	47,588	(l)	(283,889)
Accumulated other comprehensive income	4	—	—		4
Total stockholders’ equity	41,447	(4,683)	3,994		40,758
Total Liabilities and Stockholders’ Equity	$459,322	$1,925	$3,562		$464,809

CORNERSTONE ONDEMAND, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014
(in thousands, except per share data)

	Cornerstone OnDemand, Inc.	Evolv Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$187,195	$4,326	$—		$191,521
Cost of revenue	54,187	3,043	53	(i)	57,283
Gross profit	133,008	1,283	(53)		134,238
Operating expenses:
Sales and marketing	116,259	4,997	101	(i)	121,357
Research and development	21,335	3,248	1,776	(i)(j)	26,359
General and administrative	30,485	2,367	67	(i)	32,919
Amortization of certain acquired intangible assets	675	—	6,546	(k)	7,221
Total operating expenses	168,754	10,612	8,490		187,856
Loss from operations	(35,746)	(9,329)	(8,543)		(53,618)
Other income (expense):
Interest income	587	4	—		591
Interest expense	(9,087)	(129)	129	(m)	(9,087)
Other, net	(1,956)	6	(6)	(n)	(1,956)
Other income (expense), net	(10,456)	(119)	123		(10,452)
Loss before income tax provision	(46,202)	(9,448)	(8,420)		(64,070)
Income tax provision	(531)	—	—		(531)
Net loss	$(46,733)	$(9,448)	$(8,420)		$(64,601)
Net loss per share, basic and diluted	$(0.88)				$(1.22)
Weighted average common shares outstanding, basic and diluted	53,130				53,130

CORNERSTONE ONDEMAND, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2013
(in thousands, except per share data)

	Cornerstone OnDemand, Inc.	Evolv Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenue	$185,129	$5,422	$—		$190,551
Cost of revenue	53,548	5,258	71	(i)	58,877
Gross profit	131,581	164	(71)		131,674
Operating expenses:
Sales and marketing	109,737	4,918	135	(i)	114,790
Research and development	21,260	3,932	2,369	(i)(j)	27,561
General and administrative	33,572	2,677	89	(i)	36,338
Amortization of certain acquired intangible assets	1,004	—	8,728	(k)	9,732
Total operating expenses	165,573	11,527	11,321		188,421
Loss from operations	(33,992)	(11,363)	(11,392)		(56,747)
Other income (expense):
Interest income	357	11	—		368
Interest expense	(6,563)	(177)	177	(m)	(6,563)
Other, net	(356)	10	(10)	(n)	(356)
Other income (expense), net	(6,562)	(156)	167		(6,551)
Loss before income tax benefit	(40,554)	(11,519)	(11,225)		(63,298)
Income tax benefit	128	—	—		128
Net loss	$(40,426)	$(11,519)	$(11,225)		$(63,170)
Net loss per share, basic and diluted	$(0.79)				$(1.23)
Weighted average common shares outstanding, basic and diluted	51,427				51,427

CORNERSTONE ONDEMAND, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation
The unaudited pro forma condensed combined financial statements have been prepared in a manner consistent with the accounting policies and presentation adopted by the Company in accordance with U.S. generally accepted accounting principles. The accounting policies of Evolv were not materially different from those of the Company. The unaudited pro forma condensed combined financial statements do not assume or give effect to any differences in accounting policies, as such differences were not material. For purposes of preparing the unaudited pro forma condensed combined financial statements, certain reclassifications have been made to the historical financial statements of Evolv to conform to the combined presentation.
Assumptions underlying the pro forma adjustments necessary to fairly present the pro forma financial statements are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. The pro forma adjustments described in the accompanying notes have been made based on available information and, in the opinion of management, are reasonable. The unaudited pro forma condensed combined financial statements should not be considered indicative of actual results that would have been achieved had these transactions occurred on the respective dates indicated and do not purport to indicate balance sheet data or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the unaudited pro forma condensed combined financial statements will prove to be correct. The unaudited pro forma condensed combined financial statements should be read together with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014 and the financial statements of Evolv for the year ended December 31, 2013 and nine months ended September 30, 2014, included in this current report on Form 8-K/A.
The Merger will be accounted for using the purchase method of accounting in conformity with Accounting Standards Codification (“ASC”) No. 805, Business Combinations, with intangible assets recorded in accordance with ASC No. 350, Intangibles-Goodwill and Other. The excess of the purchase price over the historical basis of the net assets to be acquired has been allocated in the accompanying pro forma condensed combined financial statements based on management’s best estimates of the fair values and certain assumptions that management believes are reasonable. The actual purchase price allocation will be subject to the completion of a valuation of the assets and the liabilities as of the date the Merger is finalized. Therefore, such allocation and the resulting effect on our consolidated financial statements may differ from the pro forma amounts included herein, and such differences may be material.
The goodwill to be recognized is primarily attributable to the assembled workforce, a reduction in costs and other synergies, an increase in product development capabilities, and enhanced opportunities for growth and innovation. The goodwill resulting from the Merger is not expected to be deductible for tax purposes.
Evolv has historically recorded a full valuation allowance on their deferred tax assets since it was more-likely-than not that such assets would not be realized. Following the Merger, the Company will need to assess whether a valuation allowance should be recorded on the deferred tax assets of the combined company, including those deferred tax assets that did not have an allowance in the accounts of the Company before the Merger. In accordance with the requirements of ASC 805, any change in the valuation allowance of Evolv would be reflected in the income tax provision in the reporting period that includes the business combination.
Note 2. Purchase Consideration and Preliminary Purchase Price Allocation
The following table summarizes the total purchase consideration (in thousands):

Cash consideration to Evolv stockholders	$39,925
Merger related liabilities assumed	3,499
Total consideration	$43,424

The following table summarizes the preliminary purchase price allocation for the Merger as of the pro forma condensed combined balance sheet date (in thousands):

Cash and cash equivalents	$327
Account receivables	1,071
Prepaid expenses and other current assets	389
Property and equipment	85
Intangibles - Software	26,184
Goodwill	17,356
Total assets acquired	45,412
Accounts payable	509
Accrued expenses	871
Deferred revenue	608
Total liabilities assumed	1,988
Total preliminary purchase price	$43,424
The purchase price allocation set forth above is tentative and preliminary and may be materially different from the final purchase price allocation. Amounts allocated to identified intangibles will be amortized over the remaining useful life, which has been preliminarily estimated as three years.
The fair value of software has been calculated using a replacement cost and opportunity cost method as of the closing date. The replacement cost was derived estimating the amount of cost over a period of time it would have cost the Company to develop the software comparable to the software developed by Evolv, with big data architecture, machine learning algorithms to perform predictive and prescriptive analytics and broad data capturing capabilities. The opportunity cost was derived estimating the amount of incremental revenue that would be generated by having the software comparable to the software developed by Evolv.
Note 3. Transaction Costs
The Company estimated that professional expenses related to the Merger will be approximately $0.7 million. These costs included fees for legal, accounting, financial advisory, due diligence, tax, valuation and other various services necessary to complete the Merger. In accordance with ASC 805-10, these fees were expensed as incurred. As the costs were incurred subsequent to September 30, 2014, these costs are reflected on the pro forma condensed combined balance sheet.
Note 4. Pro Forma Adjustments

(a)	Reflects the considerations transferred upon closing of the Merger.

(b)	Reflects the increase in intangible assets based upon the preliminary fair value determination of $26.2 million and elimination of historical amounts of Evolv’s intangible assets of $0.1 million.

(c)	Reflects the transaction costs of $0.7 million incurred by the Company and $3.5 million incurred by Evolv prior to the closing of the Merger.

(d)	Reflects the establishment of the goodwill resulting from the preliminary purchase price allocation.

(e)
Reflects the preliminary fair value adjustment to deferred revenue. The fair value of deferred revenue was determined based upon the costs to fulfill the remaining performance obligations as of the closing date.

(f)	Reflects the pay-off of existing debt of Evolv, which was required to be paid off at closing in accordance with the terms of the Merger Agreement.

(g)	Reflects elimination of the stockholders’ deficit accounts of Evolv.

(h)	Reflects the elimination of the preferred stock warrants of Evolv. As stated in the terms of the Merger Agreement, the preferred stock warrants were canceled and extinguished as of the Merger date.

(i)
Reflects additional stock-based compensation expense related to restricted stock units issued in connection with the Merger. These are direct and incremental recurring expenses related to restricted stock units in the Company’s common stock granted to Evolv employees assuming their continuing employment with the Company (in thousands):

	Nine Months Ended September 30,	Year Ended December 31,
	2014	2013
Cost of revenue	$53	$71
Sales and marketing	101	135
Research and development	1,205	1,607
General and administrative	67	89
Total	$1,426	$1,902

(j)
Reflects additional bonus compensation for key employees acquired in connection with the Merger of $0.6 million for the nine months ended September 30, 2014 and $0.8 million for the year ended December 31, 2013. Certain employees were provided with a retention bonus contingent upon continuing employment with the Company over a two-year period.

(k)	Reflects additional amortization expense of the acquired intangible assets.

(l)	Reflects adjustment to accumulated deficit as follows:

Eliminate Evolv's accumulated deficit	$48,277
Transaction costs incurred by the Company	(689)
Total	$47,588

(m)	Reflects the elimination of interest expense related to existing debt of Evolv, which was required to be paid off at closing in accordance with the terms of the Merger Agreement.

(n)
Reflects the elimination of the change in fair value related to preferred stock warrants of Evolv. As stated in the terms of the Merger Agreement, the preferred stock warrants were canceled and extinguished as of the Merger date.